EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JULY CASH DISTRIBUTION

Dallas, Texas, July 21, 2017 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.077397 per unit, payable on August 14, 2017, to unitholders of record on July 31, 2017. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	18,000	127,000	$45.17	$4.22
Prior Month Distribution	20,000	133,000	$47.01	$3.87

Excess Costs

XTO Energy has advised the trustee that improved oil prices in relation to costs led to the partial recovery of excess costs on properties underlying the Oklahoma Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma Working Interest net profits interests to be included in this month’s distribution.

XTO Energy has advised the trustee that decreased development activity led to the partial recovery of excess costs on properties underlying the Texas Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy Willis

Vice President

Southwest Bank, Trustee

Toll Free – 855-588-7839